WELLS FARGO CENTURY, INC.
                              119 West 40th Street
                               New York, NY 10018

May 31, 2007

Hidary Group Acquisitions, LLC
10 West 33rd Street, 9th Floor
New York, New York 10001

Gentlemen:

         Wells Fargo Century, Inc. ("WFC"), is pleased to confirm its commitment to provide a $60,000,000 Senior Secured Credit Facility (the "Facility") to Everlast Worldwide, Inc. and Everlast Sports Mfg. Corp. in conjunction with your contemplated acquisition thereof as more fully described in the attached Summary Financing Term Sheet (the "Term Sheet"). Capitalized terms used herein shall have the meanings ascribed to them in the Term Sheet.

         Our commitment shall be on terms substantially similar to those outlined in the Term Sheet. Our commitment is conditioned upon those Conditions Precedent to Closing referred to in the Term Sheet and to be contained in the definitive Loan Agreement.

         Assuming this commitment is acceptable to you, kindly sign and return to us one original copy of this letter. By accepting this commitment letter, you are also agreeing to be bound by the terms in the Term Sheet relating to Expenses and Indemnity.

         If an executed original copy of this letter, together with a documentation fee in the amount of $25,000, is not returned to us by the close of business on Tuesday, June 5, 2007, this commitment will expire. Any unused portion of the documentation fee will be refunded after all reimbursable expenses incurred by WFC in connection with the Facility have been reimbursed.

Sincerely,

Wells Fargo Century, Inc.

By: /s/ ANTHONY ALOI
   ----------------------------
Name: Anthony Aloi
     --------------------------
Title: Chief Operation Officer
      -------------------------



Agreed and Accepted:

Hidary Group Acquisitions, LLC

By:      The Hidary Group LLC,
         its member

By:      /s/ Jack D. Hidary
         -------------------------------------
         Name: Jack D. Hidary
         Title: Managing Member


                                        1                           CONFIDENTIAL